U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 11, 2008

Elgin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-30732	98-4581906
(Commission File No.)	(IRS Employer Identification No.)

111 Great Neck Rd-The Towers
Suite 300
Great Neck, NY 11021
(516) 482 6565
(Address and telephone number of principal executive offices and place of business)

10 Columbia Drive
Amherst, New Hampshire
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -- Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

On or about October 16, 2007, the Honorable Carter Beatty, United States Bankruptcy Court, entered an order in the Bankruptcy Court for the Southern District of New York permitting the sale of the corporate shell (the “Sale Order”).

Thereafter on or about August 11, 2008, a Corporate Shell Purchase Agreement was executed between the Registrant and New Century Capital Consultants, Inc. and Keystone Capital Resources, LLC. (the “Purchasers”), wherein the Purchasers assumed control over the Registrant for the purchase price of Sixty Thousand Dollars ($60,000).

Pursuant to the Sale Order, and the Corporate Shell Purchase Agreement the following terms were instituted regarding the Registrant:

i.	All preferred shares in the Asset shall be cancelled;

ii.	All common and preferred share conversion rights of any kind including, without limitation, warrants, options and convertible bonds shall be cancelled and extinguished;

iii.	All issued and outstanding common shares of Elgin Technologies, Inc., to the new management of Elgin Technologies, Inc., shall be cancelled, with Purchaser authorized to issue new shares and appoint new management of Elgin Technologies, Inc. The new management of Elgin Technologies, Inc., shall not impact or otherwise effect Elgin Technologies, Inc., debtor in possession, in its liquidating Chapter 11 bankruptcy and any rights of common or preferred shareholders of Elgin Technologies, Inc., debtor in possession or debtor, as such existed under the United States Bankruptcy Code prior to the entry of an order approving the purchase of the Asset, whether to a vote or distribution under a plan of reorganization or otherwise, shall continue only as to Elgin Technologies, Inc., debtor in possession or debtor.

iv.	The existing Board of Directors of Elgin Technologies, Inc. shall be terminated;

v.	Purchaser shall be authorized to re-domicile Elgin Technologies, Inc. to the State of Nevada;

vi.	The Purchaser shall be authorized to appoint a new Board of Directors within 30 days of entry of the order approving the subject sale;

vii.	The Purchaser is authorized to retain a new stock transfer agent for Elgin Technologies, Inc., or in the event the existing transfer agent is still in business, to retain the existing transfer agent;

viii.	The Purchaser shall be permitted to amend the Articles of Incorporation of Elgin Technologies, Inc., to conform to the terms set forth herein and in the order approving the sale;

ix.	The Court shall order that, as a condition of closing, Elgin Technologies, Inc. shall deliver all of its corporate books and records to Purchaser;

x.	The sale of the Asset shall be free and clear of any and all public and private liens, interests, judgments, obligations and encumbrances;

xi.	The Court made specific findings of fact consistent with 11 U.S.C. § 363, general motions and the terms outlined above, including, without limitation, that the Purchase is a good faith purchaser entitled to the protections of 11 U.S.C. §363(m).

Upon the Closing of the Corporate Shell Purchase Agreement and consistent with the Sale Order, all right, title and interest in and to the Asset shall be immediately vested in Purchaser (or its assignee) free and clear of any and all liens, claims, encumbrances and security interests of any type whatsoever pursuant to Bankruptcy Code §§ 363(b) and (f), with any liens, claims, encumbrances and interests shall attach to the proceeds of the sale in order of their priority, to the same extent and with the same validity, force and effect as if such Asset had not been sold.

The purchasers have authorized the issuance of one preferred share to each party. Each preferred share allows the preferred shareholder to vote the equivalent of 50% of the current issued and outstanding shares of the Registrant to exercise control over the Registrant.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The following individual has been elected by the preferred shareholders to our Board of Directors, effective as of August 8, 2008, to the positions indicated:

Name	Age	Position
Michael S. Krome, Esq.	46	Sole Officer and Director

Michael S. Krome, Esq.
Michael S. Krome, Esq., was admitted to practice Law in the State of New York in February 1991 and in the United States District Court for the Eastern District of New York in June 1991 and Southern District of New York in November 1994. Since 1999 he has been primarily been engaged in the corporate securities filed, covering corporate work, including mergers and acquisitions, as well as filings with the Securities and Exchange Commission. These filings have included Registration Statements, Annual and Quarterly Reports as well as Current Reports and all other related filings, as well as drafting Stock Purchase/Asset Purchase Agreements, Compensation Agreements, and many other corporate documents. He is a graduate of the State University of New York at Albany and graduated from the Benjamin N. Cardozo School of Law in June 1990. He has served on the Board of several public companies, including High Velocity Alternative Energy Corp. and Accountabilities, Inc., although at present he is not a member of the Board of any public company, and has been General Counsel to several other publicly traded corporations.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On or about October 16, 2007, the Honorable Carter Beatty, United States Bankruptcy Court, entered an order in the Bankruptcy Court for the Southern District of New York permitting the sale of the corporate shell (the “Sale Order”).

Section 9 -- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits
Exhibit 99.1	Order of United States Bankruptcy Court, Southern District of New York, dated October 16, 2007
Exhibit 99.2	Corporate Shell Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2008

Elgin Technologies, Inc.

By:	Michael S. Krome
Michael S. Krome, Sole Officer and Director